UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2017

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street

Sacramento, CA 95816

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The McClatchy Company (the "Company") is filing this Amendment No. 1 to its Current Report on Form 8-K filed on January 31, 2017, which, among other things, announced Mr. Patrick J. Talamantes’ departure from the Company on January 25, 2017.

Effective February 24, 2017, Mr. Talamantes entered into a waiver and general release agreement (the “Agreement”) in connection with his departure from the Company. Pursuant to the terms of the Agreement, Mr. Talamantes will be entitled to receive as severance the gross lump sum amount of $1,350,000, which is the equivalent of 1.5 times base salary at the rate in effect at the time of separation. In addition, Mr. Talamantes will receive (1) a $135,000 payment in respect of his annual incentive for fiscal year 2016; (2) a $225,000 payment in respect of the Company’s long-term performance-based cash program made under the 2014 Long-Term Incentive Plan; and (3) 42,900 restricted shares of the Company’s Class A Common Stock which represent certain outstanding awards previously granted to Mr. Talamantes. Pursuant to the Agreement, Mr. Talamantes agreed to grant a general release to the Company and to continue to be bound by certain restrictive covenants including confidentiality, non-solicitation and non-disparagement provisions set forth in his employment agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Waiver and Release Agreement included as Exhibit 10.1 to this filing which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

Exhibit 10.1	Waiver and Release Agreement, effective as of February 24, 2017, by and between Patrick J. Talamantes and The McClatchy Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 24, 2017	The McClatchy Company

/s/ Billie McConkey
	By:	Billie McConkey
Vice President, Human Resources, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Waiver and Release Agreement, effective as of February 24, 2017, by and between Patrick J. Talamantes and The McClatchy Company